Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Kevin Kessel, CFA	Mike Dulin
Vice President, Investor Relations	Corporate Communications
(408) 875-6627	michael.dulin@kla.com
kevin.kessel@kla.com

KLA Corporation Announces Ten-to-One Stock Split and Quarterly Cash Dividend Payment

MILPITAS, Calif., May 7, 2026 — KLA Corporation (NASDAQ: KLAC) today announced that its board of directors approved a Ten-for-One forward stock split of the company’s outstanding shares of common stock—enhancing share accessibility and reinforcing the company’s long-term innovation and growth strategy.

Each stockholder of record at close of trading on Thursday, June 4, 2026, will receive nine additional shares for each share held after the close of trading on Thursday, June 11, 2026. Shares will begin trading on a split adjusted basis at market open on Friday, June 12, 2026. KLA’s overall market capitalization and stockholder ownership percentages will not be affected by the stock split.

“This stock split is intended to improve the accessibility and liquidity of KLA shares, while maintaining consistency with our long-term capital allocation strategy,” said KLA Chief Financial Officer Bren Higgins. “We believe this action supports broader investor and employee access to our shares while remaining fully aligned with our long-term financial objectives.”

Additionally, KLA’s board of directors approved a quarterly dividend payment of $2.30 per share, payable on June 2, 2026, to shareholders of record on May 18, 2026. This represents a 21% increase in the quarterly dividend which was announced on March 12, 2026. The dividend to be declared in August 2026 is expected to be $0.23 per share, after giving effect to the stock split.

As a result of the stock split, proportionate adjustments will be made to, among others, the number of shares of KLA’s common stock underlying the company’s outstanding restricted stock unit and performance-based restricted stock unit awards, the number of shares issuable under the company’s equity incentive plans, and the beginning price per share for the current offering period under KLA’s employee stock purchase plan.

Additional information regarding the stock split, including an investor FAQ, can be found at: www.ir.kla.com.

About KLA

KLA Corporation (“KLA”) develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging and printed circuit boards. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Investors and others should note that KLA announces material financial information including SEC filings, press releases, public earnings calls and conference webcasts using an investor relations website (ir.kla.com). Additional information may be found at: www.kla.com.

Note Regarding Forward-Looking Statements:

Statements in this press release other than historical facts, such as statements pertaining to the amount and timing of dividends are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including, but not limited to: our vulnerability to a weakening in the condition of the financial markets and the global economy; risks related to our international operations; evolving Bureau of Industry and Security of the U.S. Department of Commerce rules and regulations and their impact on our ability to sell products to and provide services to certain customers in China; tariffs and other trade restrictions; costly intellectual property disputes that could result in our inability to sell or use the challenged technology; risks related to the legal, regulatory and tax environments in which we conduct our business; differing stakeholder expectations, requirements and attention to environment, social and governance (“ESG”) matters and the resulting costs, risks and impact on our business; unexpected delays, difficulties and expenses in executing against our environmental, climate, or other ESG targets, goals and commitments; our ability to attract, retain and motivate key personnel; our vulnerability to disruptions and delays at our third-party service providers; cybersecurity threats, cyber incidents affecting our and our business partners’ systems and networks; our inability to access critical information in a timely manner due to system failures; risks related to acquisitions, integrations, strategic alliances or collaborative arrangements; climate change, earthquake, flood or other natural catastrophic events, public health crises or terrorism and the adverse impact on our business operations; the war between Ukraine and Russia, the armed conflict in Iran and elsewhere in the Middle East, and the significant military activity in those regions; lack of insurance for losses and interruptions caused by terrorists and acts of war, and our self-insurance of certain risks including earthquake risk; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in interest rates and the market values of our portfolio investments; risks related to tax and regulatory compliance audits; any change in taxation rules or practices and our effective tax rate; compliance costs with federal securities laws, rules, regulations, NASDAQ requirements, and evolving accounting standards and practices; ongoing changes in the technology industry, and the semiconductor industry in particular, including future growth rates, pricing trends in end-markets, or changes in customer capital spending patterns; our vulnerability to a highly concentrated customer base; the cyclicality of the industries in which we operate; our ability to timely develop new technologies and products that successfully address changes in the industry; risks related to artificial intelligence; our ability to maintain our technology advantage and protect proprietary rights; our ability to compete in the industry; availability and cost of the materials and parts used in the production of our products; our ability to operate our business in accordance with our business plan; risks related to our debt and leveraged capital structure; we may not be able to declare cash dividends at all or in any particular amount; liability to our customers under indemnification provisions if our products fail to operate properly or contain defects or our customers are sued by third parties due to our products; our government funding for research and development is subject to audit, and potential termination or penalties; we may incur significant restructuring charges or other asset impairment charges or inventory write offs; we are subject to risks related to receivables factoring arrangements and compliance risk of certain settlement agreements with the government; and risks related to the Court of Chancery of the State of Delaware being the sole and exclusive forum for certain actions and proceedings. For other factors that may cause actual results to differ materially from those projected and anticipated in forward-looking statements in this press release, please refer to KLA’s Annual Report on Form 10-K for the year ended June 30, 2025, and other subsequent filings with the Securities and Exchange Commission (including, but not limited to, the risk factors described therein). KLA assumes no obligation to, and does not currently intend to, update these forward-looking statements.